Exhibit 99.1

ROBERTS REALTY INVESTORS, INC.

CONTACT:	FOR IMMEDIATE RELEASE
Charles R. Elliott	September 10, 2008
Chief Financial Officer

Telephone:	(770) 394-6000
Fax:	(770) 551-5914

ROBERTS REALTY INVESTORS, INC.

PROVIDES FINANCIAL UPDATE

ATLANTA, GA – Roberts Realty Investors, Inc. (AMEX:RPI) announces that during July and August 2008 it renewed four loans totaling $18,245,000 and extended the maturities to various dates during 2010 as well as reduced the principal amount of the four loans by a total of $1,552,000. The four loans, all of which are secured by properties located in north metropolitan Atlanta, are described below:

1.	The loan secured by the company’s 22-acre Sawmill Village land in Cumming was renewed with Bank of North Georgia for $3,000,000, and the maturity date was extended to February 28, 2010.

2.	The loan secured by the company’s Northridge office building in Sandy Springs was renewed with Bank of North Georgia for $3,245,000, and the maturity date was extended to September 10, 2010.

3.

The loan secured by the company’s 44-acre Westside land was renewed with Compass Bank for $6,000,000, and the maturity date was extended to February 27, 2010. The Westside land is located across from the new Verizon Amphitheatre in Alpharetta and directly across the Georgia 400 expressway from North Point Mall.

4.	The loan secured by the company’s Addison Place Shops retail center in Johns Creek was renewed with Compass Bank for $6,000,000, and the maturity date was extended to April 30, 2010.

Mr. Charles R. Elliott, the company Chief Financial Officer, stated: “Our priority during this time of economic uncertainty and a credit crunch is to continue to accomplish our business goals while managing our balance sheet for increased flexibility and liquidity.”